UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 5, 2015

DOUBLE CROWN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53389	98-0491567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10120 S. Eastern Ave., Suite 200, Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 961-6016

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Double Crown Resources, Inc. (the “Company”) issued a press release today announcing that (i) payment commitment of over $1 million has been received for the Company’s first order in a pilot program for strategic industrial minerals, and (ii) it has commenced a consent solicitation (the “Consent Solicitation”). A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

As described more fully in the Consent Solicitation Statement, dated April 27, 2015, filed with the Securities and Exchange Commission (the “SEC”) and mailed to the Company’s stockholders as of the record date on April 27, 2015 (the “Statement”), the purpose of the Consent Solicitation is to:

(i)	Elect five Board of Directors nominees for the ensuing year or, if earlier, until their successors are duly elected and qualified (the “Election of Directors Proposal”)

(ii)

Approve an amendment to the Company’s articles of incorporation, as amended, to effect an increase in the Company’s authorized capital stock, at the discretion of the Company’s Board of Directors, from 500,000,000 shares to an amount not to exceed 1,000,000,000 shares, with the final amount of the increase to be determined at the discretion of the Company’s Board; provided, however, that the increase in our authorized capital stock must be effective, if at all, on or before September 30, 2015 (the “Articles Amendment Proposal”),

(iii)	Provide a non-binding advisory consent on executive compensation (the “Say-on-Pay Proposal”), and

(iv)

Provide a non-binding advisory consent on the frequency of executive compensation advisory votes (the “Say-on-Frequency Proposal” and collectively with the Election of Directors Proposal, the Articles Amendment Proposal, the Say-on-Pay Proposal, the “Proposals”).

Each of the Proposals, other than the Articles Amendment Proposal, will be adopted and become effective when properly completed consents are signed by the holders of a majority of the shares of common stock outstanding as of the record date. If the Articles Amendment Proposal is approved, the Board would have the discretion to elect, as it determines to be in the best interests of our company and its stockholders, to effect the Articles Amendment Proposal at any time before September 30, 2015. The Board may elect not to implement the Articles Amendment Proposal in its sole discretion. The Board believes that approval of a proposal granting this discretion to the Board provides the Board with appropriate flexibility to achieve the purposes of the raising of the authorized share limit, if implemented, and to act in the best interests of our company and its stockholders. None of the Proposals is subject to, or conditioned upon, the effectiveness of any or all of the other Proposals.

In order to effect an orderly restructuring of the Company’s balance sheet and capital structure, and to finance the business plan, the Company has determined to attempt to raise the authorized share limit of its common stock. The purpose of restructuring the balance sheet is to provide sufficient shares to meet the Company’s outstanding obligations, such as reserving sufficient shares to cover conversion of the Company’s current and future financed convertible indebtedness to a level which the Company believes is more in line with a typical capital structure which would be more attractive to potential future investors and financial institutions. The Company also desires to have shares available to raise further capital if needed to achieve its business plan. Notwithstanding the foregoing, the Company has no obligation to issue such shares and there are no plans, proposals or arrangements currently contemplated by the Company that would involve the issuance of the newly authorized.

In order for the Proposals to be adopted, we must receive written consents signed by the holders of record of a majority of the shares of common stock outstanding as of April 17, 2015, the record date. The Company has set May 30, 2015 as the goal for submission of written consents.

A more comprehensive description of the Consent Solicitation can be found in the Statement and the related consent form (together, the “Solicitation Documents”). This current report on Form 8-K is for information purposes only and the Consent Solicitation is being made only by, and pursuant to the terms of, the Solicitation Documents.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Consent Solicitation discussed in this current report on Form 8-K, the Company has filed the Statement and relevant documents concerning the Consent Solicitation with the SEC. The definitive consent solicitation statement and a form of consent are being mailed to the Company’s stockholders. STOCKHOLDERS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the Statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. The Company’s stockholders can also obtain free copies of the Statement and other relevant documents by contacting the Company’s Investor Relations Department, 10120 S. Eastern Ave., Suite 200, Henderson, Nevada 89052 (telephone: (707) 961-6016) or from the Company’s website, www.doublecrownresources.com.

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of consents. Information regarding our directors and executive officers is available in our annual report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on April 10, 2015, and the Statement and other relevant materials filed with the SEC in connection with these matters. Other information regarding the participants in the Consent Solicitation and a description of their direct and indirect interests, by security holdings or otherwise, if any, are contained in the Statement and other relevant materials filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of the Company dated May 5, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLE CROWN RESOURCES, INC.

Date: May 5, 2015	By:	/s/ Jerold S. Drew
	Name:	Jerold S. Drew
	Title:	Chief Executive Officer and Acting Chief Financial Officer

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